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                                                                   Exhibit 10.6

                                    AGREEMENT

      THIS AGREEMENT, made and entered into this 7th day of February, 2000, by and between THE CHICAGO MERCANTILE EXCHANGE ("Employer"), an Illinois not for profit corporation, having its principal place of business at 30 South Wacker Drive, Chicago, Illinois, and James J. McNulty ("Employee").

                                R E C I T A L S:

      WHEREAS, Employer wishes to retain the services of Employee in the capacity of president and chief executive officer upon the terms and conditions hereinafter set forth and Employee wishes to accept such employment;

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

      1. EMPLOYMENT. Subject to the terms of the Agreement, Employer hereby agrees to employ Employee during the Agreement Term as president and chief executive officer and Employee hereby accepts such employment. Employee shall report to the Employer's Board of Directors, or any successor to the Board of Directors (hereinafter, "Board" shall mean the Board of Directors of Employer and/or any successor thereto). The duties of Employee as president and chief executive officer shall include, but not be limited to, the performance of all duties associated with the management and operation of Employer, including the execution of all policies formulated by the Board, the selection and hiring of personnel for the various divisions and departments, the training and establishing of duties and responsibilities of supervisory personnel, and improvements in organization, accounting procedures and financial policy for Employer. Further, and without limiting the generality of the foregoing, Employee, pursuant to the direction of the Board, shall be expected to successfully oversee and implement the "demutualization" of

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Employer, defined herein as the change of Employer from a member-owned not for profit corporation to a stockholder-owned for-profit corporation. Employee shall devote his full time, ability and attention to the business of Employer during the Agreement Term, subject to the direction of the Board.

      Notwithstanding anything to the contrary contained herein, nothing in the Agreement shall preclude Employee from participating in the affairs of any governmental, educational or other charitable institution, engaging in professional speaking and writing activities, and serving as a member of the board of directors of a publicly held corporation (except for a competitor of Employer), as long as the Board does not determine that such activities interfere with or diminish Employee's obligations under the Agreement. Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities, in addition to the compensation and other benefits payable to him under the Agreement, but shall disclose such fees to Employer.

      2. AGREEMENT TERM. Employee shall be employed hereunder for a term commencing on February 7, 2000 and expiring on December 31, 2003, unless sooner terminated as herein provided ("Agreement Term"). The Agreement Term may be extended or renewed by the mutual written agreement of the parties.

      3.   COMPENSATION.

            (a) SIGN-ON BONUS. Within thirty (30) days of Employee's commencement of employment with Employer, Employer shall pay to Employee, in a single lump sum, a sign-on bonus of two million dollars ($2,000,000), less applicable deductions and withholdings, to compensate Employee for the loss of benefits from Employee's previous employment.


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            (b) ANNUAL BASE SALARY. During the Agreement Term, Employee shall receive an Annual Base Salary of one million dollars ($1,000,000) payable semi-monthly. Employer shall annually review the Annual Base Salary and, at its sole discretion, may increase it from the level then in effect; in no event shall the Annual Base Salary be reduced during the Agreement Term from the level specified herein.

            (c) ANNUAL INCENTIVE BONUS. Employee shall have the opportunity for an Annual Incentive Bonus for each calendar year during the Agreement Term based on Employee's attainment of pre-established goals, as follows:

                  (i) The goals for the first calendar year of the Agreement Term have been mutually agreed-upon by the parties, and are attached hereto as EXHIBIT A and are incorporated herein by reference. During the remainder of the Agreement Term, the goals for each coming calendar year shall be determined solely by the Board, and shall be communicated, in writing, to Employee at least thirty (30) days prior to the start of each calendar year.

                  (ii) The Annual Incentive Bonus shall not exceed the lesser of one and one-half million dollars ($1,500,000) or, following demutualization, ten percent (10%) of the Employer's Net Income, determined in accordance with generally accepted accounting practices by the Employer's regular outside certified public accountants.

                  (iii) The amount of the Annual Incentive Bonus for each calendar year shall be as determined by the Board, in its sole discretion, based on the Board's evaluation of Employee's attainment of the pre-established goals. Prior to payment of an Annual Incentive Bonus to Employee, the Board shall certify in writing that the pre-established goals, and any other terms deemed material by the Board, have been attained.


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                  (iv) Payment to Employee of any Annual Incentive Bonus
determined by the Board, shall be made in a single lump sum during the first calendar quarter following the end of the calendar year.

            (d) NON-QUALIFIED STOCK OPTION AND LONG TERM INCENTIVE AWARD. As of the date of Employee's commencement of employment with Employer, Employer shall grant to Employee a Non-Qualified Stock Option and Long-Term Incentive Award ("collectively referred to herein as the "Non-Qualified Stock Option") in accordance with SUPPLEMENT A attached hereto and incorporated herein by reference.

            (e) BENEFITS AND BENEFIT PROGRAMS. Employee shall be eligible to, and shall, participate in all benefits and benefit programs offered from time to time to the senior executives of Employer. This shall include, without limitation, all insurance programs (e.g., medical, dental, vision, life, accidental death and dismemberment and disability), paid holidays and 5 weeks annual vacation, and pension, savings, cash balance, 401(k) and other retirement plan or plans, all as may be in effect from time to time. In addition, at Employer's expense, Employee shall be entitled to: (1) an annual physical examination; (2) parking space at the principal location of Employer, and (3) the amount of legal fees expended by Employee in connection with the negotiation and execution of this Agreement, not to exceed thirty-five thousand dollars ($35,000).

            (f) CEO PERQUISITES. Employee shall be eligible for such other perquisites, paid for or reimbursed by Employer, that are customary for the chief executive officer of a major financial institution, such as club memberships, automobile allowance and reimbursement for professional services. All such perquisites are subject to the approval of the Board's Compensation Committee, or its designate or successor, which approval shall not be unreasonably


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withheld, and shall not exceed fifty thousand dollars ($50,000) for each calendar year of the Agreement Term.

            (g) BUSINESS EXPENSES. Employer agrees to pay or promptly reimburse Employee for all reasonable expenses incurred by Employee in furtherance of, or in connection with, the transaction of the business of Employer hereunder, subject to proper accounting by Employee and approval by Employer.

      4.    DISABILITY.

            (a) In the event Employee is permanently disabled, as hereinafter defined, for a continuous period of 6 months, Employer, in its sole discretion, may terminate Employee's employment under the Agreement upon written notice to Employee. In such event, Employee's Annual Base Salary shall continue as provided in subparagraph (a) of paragraph 5.

            (b) Employee, for the purposes hereof, shall be deemed to be "permanently disabled" when a mutually selected physician determines that as a result of bodily injury or disease or mental disorder, he is so disabled that he is prevented from performing the principal duties of his employment with or without reasonable accommodation.

      5.    TERMINATION.

      Employer may terminate the employment of Employee under the Agreement in the event that Employee shall die, or become permanently disabled, or for "Cause" or "without Cause" as hereinafter defined, or upon expiration of the Agreement Term, as set forth in subparagraphs (b) and (c) of this paragraph, and Employee may terminate employment under the Agreement with or without Good Reason, as hereinafter defined, as set forth in subparagraph (d) of this paragraph. Except as set forth in the last sentence of this Section, Employee's and his dependents' health,


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dental and vision insurance shall be continued on the terms then in effect
(or as thereafter changed generally for the senior management of Employer) until the earlier of (a) the end of the period of continuation of Employee's Annual Base Salary, or (b) the date Employee obtains other employment and becomes eligible for coverage under such employer's health insurance program. To the extent applicable, continuation of group health insurance coverage for Employee and his dependents pursuant to the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 6.02 through 6.07 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA") shall commence after expiration of the health insurance coverage provided above. In the event of termination of Employee for Cause, or termination by Employee other than for Good Reason, or termination upon expiration of the Agreement, Employee's and his dependents' sole right to continued health insurance coverage shall be pursuant to COBRA.

            (a) DEATH OR DISABILITY. In the event of termination of Employee's employment hereunder due to death or Employee becoming permanently disabled, Employer shall, for a period of six (6) months following such termination, continue to pay Employee's Annual Base Salary, as then in effect. Payments pursuant to this subparagraph (a) shall be made to Employee, or to his estate or designated beneficiary in the event of his death.

      Any portion of the Non-Qualified Stock Option that is not vested prior to termination on account of Employee's death or permanent disability shall immediately vest on such termination. In the event of permanent disability, during the remainder of the ten year period following the Grant Date (defined in Supplement A), Employee shall be permitted to exercise any unexercised portion of the Non-Qualified Stock Option. Any portion of the Non-Qualified Stock Option that has not been exercised on the ten year anniversary of the Grant Date shall be forfeited. As soon


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as practicable following death, Employer shall pay to Employee's estate or designated beneficiary cash equal to the excess of the fair market value of the Covered Shares (referred to in Supplement A) subject to such exercise over the aggregate exercise price for such Shares.

            (b) CAUSE OR EXPIRATION OF AGREEMENT TERM. If Employee's employment hereunder is terminated by Employer for Cause, or upon expiration of the Agreement Term, Employer shall pay to Employee in a single lump sum, as soon as practicable after such termination or expiration, any and all accrued but unused vacation pay and, accrued but unpaid Annual Base Salary, and other amounts that have been earned but not paid to Employee as of the date of such termination or expiration. If Employee is terminated for Cause, the entire Non-Qualified Stock Option that has not been exercised by the date of notice of termination for Cause shall be forfeited unless the Board, in its sole discretion, determines otherwise. Upon expiration of the Agreement Term, Employee shall be permitted to exercise any unexercised portion of the Non-Qualified Stock Option during the ten year period following the Grant Date. Any portion of the Non-Qualified Stock Option that has not been exercised by the ten year anniversary of the Grant Date shall be forfeited.

      For purposes of this Agreement, "Cause" shall be deemed to exist if, and only if:

            (i) Employee shall engage, during the performance of his duties hereunder, in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance;

            (ii) Employee shall intentionally disobey or disregard a lawful and proper direction of the Board or Employer; or


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            (iii) Employee shall materially breach the Agreement and such breach by its nature is either incapable of being cured, or if capable of being cured, remains uncured for more than thirty (30) days following receipt by Employee of written notice from Employer specifying the nature of the breach and demanding the cure thereof. For purposes of this clause (iii), a material breach of the Agreement that involves inattention by Employee to his duties shall be deemed a breach capable of cure.

      Without limiting the generality of the foregoing, the following shall not constitute Cause for termination of Employee or the modification or diminution of any of his authority hereunder: (a) any personal or policy disagreement between Employee and Employer or any member of Employer or its Board, or (b) any action taken by Employee in connection with his duties hereunder or any failure to act, if Employee acted, or failed to act, in good faith and in a manner Employee reasonably believed to be in and not opposed to the best interest of Employer and Employee has no reasonable cause to believe his conduct was unlawful.

      In the event of termination for Cause, Employer shall give Employee at least thirty (30) days prior written notice, specifying in reasonable detail the reason or reasons for Employee's termination.

            (c) WITHOUT CAUSE. Employee's employment may be terminated by Employer at any time during the Agreement Term, at Employer's discretion and without Cause, upon ninety (90) days advance written notice of same to Employee. In this event, Employee shall continue to receive (1) his Annual Base Salary for the remainder of the Agreement Term, and (2) one-third (1/3) of the maximum Annual Incentive Bonus, payable semi-monthly, for the remainder of the Agreement Term. Any portion of the Non-Qualified Stock Option that is not vested prior to such


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termination shall immediately vest on termination. During the ten year period following the Grant Date, Employee shall be permitted to exercise any unexercised portion of the Non-Qualified Stock Option. Any portion of the Non-Qualified Stock Option that has not been exercised by the ten year anniversary of the Grant Date shall be forfeited.

            (d) BY EMPLOYEE. Employee's employment with Employer may be terminated by Employee at any time, after the first anniversary of this Agreement, by the giving of ninety (90) days advance written notice of same to Employer. In the event Employee terminates after the first anniversary of this Agreement, Employer shall pay to Employee, as soon as practicable after such termination, in a single lump sum, any and all Annual Base Salary, and accrued but unused vacation pay, that have been earned but not paid to Employee as of the date of termination. Employee shall forfeit the Annual Incentive Bonus for the year during which he resigns, and he shall forfeit any portion of the Non-Qualified Stock Option that is not vested prior to termination. During the one hundred eighty (180) day period following such termination, Employee shall be permitted to exercise any portion of the Non-Qualified Stock Option that was vested prior to termination. Any portion of the Non-Qualified Stock Option that has not been exercised by the one hundred eighty first (181st) day following termination shall be forfeited. In the event Employee attempts to terminate his employment prior to the first anniversary of the Agreement, such act shall be treated as a material breach of the Agreement by Employee under paragraph 5(b)(iii).

      In the event Employee terminates the Agreement pursuant to the above after its first anniversary date with less than ninety (90) days advance written notice of same to Employer, the parties acknowledge that Employer will be damaged thereby, but that such damages will be


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difficult to calculate. Accordingly, Employee will promptly pay to Employer, or allow Employer to set off against any monies it may then owe to Employee, as liquidated damages a sum equal to Employee's Annual Base Salary, on the date of termination divided by 260 for each day Employee's notice of termination hereunder is less than ninety (90) days.

      A termination by Employee for Good Reason shall entitle Employee to those payments applicable to a termination without Cause, as set forth in subparagraph (c) of this paragraph. For purposes of this paragraph, "Good Reason" shall be deemed to exist if, and only if:

            (i) The Employee's principal place of business is relocated outside of the Chicago metropolitan area;

            (ii) Employer fails to pay to Employee the agreed-upon compensation or benefits;

            (iii) There is a demotion or significant diminution in Employee's responsibilities or authorities under the Agreement sufficient to constitute a constructive termination as presently defined by Illinois law.

      The conditions set forth in (ii) and (iii) above shall constitute Good Reason if such conditions remain uncured for more than thirty (30) days following Employer's receipt of written notice from Employee advising of such condition and demanding the cure thereof.

      6.    "WALKAWAY" OPTION.

      In the event Employer has not demutualized by December 31, 2000, the Agreement may, within thirty (30) days thereafter, be terminated by either Employee, if such failure is not the result of an intentional act by Employee, or by Employer, by written notice of same to the other; provided, however, that if Employer certifies in writing to Employee on or before January 31,


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2001, that demutualization has been delayed solely because a necessary government action or ruling has not been received, and that Employer believes in good faith that it will be received within ninety (90) days of the date of Employer's certification hereunder, Employee shall not terminate hereunder unless demutualization is not completed within such ninety (90) day period. For purposes of the Agreement, the "Walkaway Period" shall mean the foregoing period of time prior to demutualization, including the specified extensions thereof, during which either party may, pursuant to this paragraph 6, terminate the Agreement.

      In the event of termination of the Agreement under this paragraph, Employee shall be paid the Annual Base Salary in effect prior to such termination plus one-third (1/3) of the maximum Annual Incentive Bonus, payable semi-monthly, for the remainder of the Agreement Term. Such payments shall cease if and when Employee becomes employed by or becomes a consultant to any organization engaged in trade execution and/or trade clearing. Notwithstanding the preceding sentence, such payments shall not cease if Employee becomes a member of the board of directors of any organization that is not in direct competition with Employer. For purposes of this provision, all stock exchanges shall be deemed to be in direct competition with Employer.

      During the Walkaway Period, Employee shall not exercise any portion of the Non-Qualified Stock Option that has vested. In the event of termination of the Agreement under this paragraph by either Employer or Employee, the entirety of the Non-Qualified Stock Option, regardless of whether otherwise vested or unvested, shall be forfeited.

      7. CHANGE IN CONTROL. For purposes of the Agreement, the term "Change in Control" means the occurrence, of the events described in any of subsections

(i), (ii), or (iii) below:


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(i) The acquisition by any individual, entity or group (within the meaning of
Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any voting securities of the Employer entitled to vote generally in the election of directors ("Voting Securities") if, immediately after such acquisition, such Person beneficially owns fifty percent (50%) or more of the combined voting power of the outstanding Voting Securities (the "Outstanding Employer Voting Securities"). The foregoing provisions of this subsection (i) shall be subject to the following:

(A) The following shall not constitute a "Change in Control": (I) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Employer or any entity controlled by Employer (an "Employer Plan"); (II) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities; or (III) any acquisition by any Person pursuant to a transaction which complies with subsections (ii)(A) and (ii)(B) of this definition.

(B) For purposes of the foregoing provisions of this subsection (i), the following shall not be deemed to constitute an "acquisition" by any
      Person: (I) any acquisition directly from Employer (excluding any acquisition resulting from the exercise of an exercise, conversion, or exchange privilege unless the security being so exercised, converted, or exchanged was acquired directly from Employer); and (II) any acquisition by Employer of Voting Securities.

(ii) Consummation of (I) a reorganization, merger, consolidation, or other business combination involving Employer or (II) the sale or other disposition of more than fifty percent (50%) of the


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operating assets of Employer (determined on a consolidated basis), other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) by Employer (any transaction described in part (I) or (II) being referred to as a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which each of subsections (A) and (B) below are applicable:

(A) All or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Employer Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then Outstanding Employer Voting Securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such Corporate Transaction (including, without limitation, an entity which, as a result of such transaction, owns Employer or all or substantially all of the assets of Employer either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Employer Voting Securities, as the case may be.

(B) No Person (other than Employer, any Employer Plan or related trust, the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, fifty percent (50%) or more of the Outstanding Employer Voting Securities) will beneficially own, directly or indirectly, fifty percent (50%) or more of the then combined voting power of the then outstanding voting securities of such entity.


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(iii) Approval by the shareholders of Employer of a plan of complete liquidation or dissolution of the Employer.

      If during the Agreement Term there is both a Change in Control, and Employee's employment is terminated by Employer, or by Employee for Good Reason, during the two (2) years following such Change in Control, Employee shall be entitled to the following:

            (a) A single lump sum severance payment to be paid by Employer equal to the aggregate of (1) two (2) times the Annual Base Salary in effect prior to such termination that would have been due Employee but for his termination pursuant to this paragraph 7, plus (2) one and one-third (1 1/3) times the maximum Annual Incentive Bonus that Employee would have been eligible to receive but for his termination pursuant to this paragraph 7, for the remainder of the Agreement Term; provided, however, that such severance payment shall not exceed eight million dollars ($8,000,000), and may be reduced to a lesser amount to the extent provided in subparagraph (b) next below. This severance payment shall be made within ninety (90) days of the date of such termination pursuant to this paragraph.

            (b)   If:

                  (i) any payment or benefit to which the Employee is entitled from Employer, any affiliate, or trusts established by Employer or by any affiliate (the "Payments," which shall include, without limitation, the vesting of an option or other non-cash benefit or property) are more likely than not to be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended ("Code") or any successor provision to that section; and

                  (ii) reduction of the Payments to the amount necessary to avoid the application of such tax would result in Employee retaining an amount that is greater than the


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amount he would retain if the Payments were made without such reduction but after the application of such tax;

The Payments shall be reduced to the extent required to avoid application of such tax. The Employee shall be entitled to select the order in which Payments are to be reduced in accordance with the preceding sentence. Determination of whether Payments would result in the application of the tax under Code Section 4999, and the amount of reduction that is necessary so that no such tax is applied, shall be made by the mutual agreement of the parties or, in the absence of such agreement, by a mutually selected independent certified public accounting firm, retained at Employer's expense.

            (c) Any portion of the Non-Qualified Stock Option that is not then vested shall immediately vest. If the securities that Employee would receive upon the exercise of the Non-Qualified Stock Option are of a class that is not registered under Section 12 of the Securities Exchange Act of 1934, then the Non-Qualified Stock Option shall be exercisable by Employee until the three-year anniversary of Employee's termination of employment with Employer; provided that in no event shall the Non-Qualified Stock Option be exercisable later than the ten-year anniversary of the Grant Date. If the securities that Employee would receive upon the exercise of the Non-Qualified Stock Option are of a class that is registered under Section 12 of the Securities Exchange Act of 1934, then Employer shall file a Securities Exchange Commission Form S-8 with respect to the sale of all of the securities that would be deliverable to Employee upon the exercise of the Non-Qualified Stock Option (in whole or in part) (the "Required Form S- 8") before, or as soon as practicable after the termination of Employee's employment with


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Employer, and the Non-Qualified Stock Option shall be exercisable by Employee until the latest to occur of:

(i) the one-year anniversary of Employee's termination of employment with Employer;

(ii) the one-year anniversary of the date on which the Required Form S-8 becomes effective with respect to the exercise of the Non-Qualified Stock Option; or

(iii) the one-year anniversary of the date on which counsel to Employer renders an opinion to Employer and Employee that Employee is not an "affiliate" (as that term is defined in Rule 144 under the Securities Act of 1933) with respect to Employer or, if later, the date specified in such opinion as the date on which Employee will cease to be an "affiliate";

provided that in no event shall the Non-Qualified Stock Option be exercisable later than the ten-year anniversary of the Grant Date. Any portion of the Non-Qualified Stock Option that has not been exercised prior to the end of the period of exercisability set forth in this paragraph (c) shall be forfeited.

      8.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

            (a) Employee acknowledges that Employer may disclose certain confidential information to Employee during the Agreement Term to enable him to perform his duties hereunder, and Employee hereby covenants and agrees that, subject to subparagraph (b) of this Section, he will not, without the prior written consent of Employer, during the Agreement Term (except in connection with the proper performance of his duties hereunder) or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of Employer. For purposes of the Agreement, "confidential information" shall include, but not be limited to, any and all records, notes, memoranda, data,


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writings, research, personnel information, customer information, clearing members' information, Employer's financial information and plans in the possession or control of Employer that have not been published or disclosed to the general public or the commodities futures industry. If Employee fails to comply with any provisions of this paragraph, which failure (i) is inadvertent or unintentional, or (ii) occurs notwithstanding Employee's good faith effort to comply with paragraph, or (iii) does not, and is not likely to, result in material loss to Employer, then such failure shall not constitute a violation of any provision, covenant or agreement of this paragraph, for any purposes of this Agreement.

            (b) Clause (a), above, shall not be applicable if and to the extent Employee is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge issued after Employee and his legal counsel have, by all legal means, resisted such order. Employee will promptly notify Employer, so that Employer will have sufficient time to intervene or otherwise protect its interests, of the commencement of a proceeding or action which might result in an order requiring the disclosure of confidential information by Employee.

      9. INDEMNITY. Except as precluded by law or regulation, Employer shall indemnify, protect, defend and save Employee harmless from and against any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, in which Employee is made a party by reason of the fact that Employee is an officer, employee or agent of Employer, or any judgment, amount paid in settlement (with the consent of Employer), fine, loss, expense, cost, damage and reasonable attorney's fees incurred by reason of the fact that Employee is an officer, employee or agent of Employer, provided, however, that Employee acted

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in good faith and in a manner he reasonably believed to be in the best interests of Employer, and had no reasonable cause to believe his conduct was unlawful. Employer, at its expense, shall have the right to purchase and maintain insurance or fidelity bonds on behalf of Employee against any liability asserted against him and incurred by him in his capacity as an officer, employee or agent of Employer.

      10. ARBITRATION; EQUITABLE REMEDIES. Any controversy or claim arising out of or relating to the Agreement or the validity, interpretation, enforceability or breach thereof, which is not settled by agreement of the parties, shall be settled by arbitration conducted in the City of Chicago, in accordance with the Labor Rules and Procedures of the American Arbitration Association ("Association"), and judgment upon the award rendered in such arbitration may be entered in any court having jurisdiction. The arbitration shall be conducted before a single arbitrator selected by the parties. In the event the parties cannot agree on any arbitrator, then the Association will supply both parties with a list of seven (7) names. The parties will alternatively strike one name until only one remains. First choice will be determined by a coin toss, the winning party having the option of striking first or second. All expenses of arbitration shall be borne equally by the parties, except that each party shall bear its own attorney's fees. The arbitrator shall have no power to amend, alter, add to or delete from the Agreement.

      Employee acknowledges that Employer would be irreparably injured by a violation of paragraph 8 and Employee agrees that Employer, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Employee from any actual or threatened breach of paragraph 8 pending, and in aid of, arbitration of the dispute. If a bond is required to be

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posted in order for Employer to secure an injunction or other equitable remedy, the parties agree that such bond need not be more than a nominal sum.

      11. RETURN OF PROPERTY. Upon Employee's last day of active work, Employee hereby agrees to immediately turn over to Employer any keys, credit cards, passes, and all notes, memoranda, records, documents, computer disks, and all other information, no matter how produced or reproduced, kept by Employee or in his possession or control, used in or pertaining to the business of Employer, it being hereby acknowledged that all of said items are the sole and exclusive property of Employer.

      12. DEFENSE OF CLAIMS. During the period of his employment by Employer, and continuing after the termination of his employment for a period of three (3) years, Employee shall reasonably cooperate with Employer at its request in the defense or prosecution of any claim that may be made by or against Employer. Such cooperation shall include, without limitation, serving as a witness at trial or hearing, being deposed, and preparation for same or otherwise cooperating with Employer as determined to be necessary by Employer at its sole discretion, for the defense or prosecution of a claim. For the period after Employee terminates his employment with Employer, Employer shall reimburse Employee for all reasonable expenses in connection therewith, including travel expenses, and shall compensate him at a daily rate equal to his Annual Base Salary on the date his employment with Employer terminated, divided by 260, with days used for preparation, travel and other related matters being included for purposes of determining the compensation due to Employee. Less than full days shall be paid for by the hour, determined by dividing the daily rate by eight. To the extent reasonably practicable, Employer shall provide Employee with notice at least ten (10) days prior to the date on which any such travel is required.

      13. WAIVER OF BREACH. No waiver of either party hereto of a breach of any provision of the Agreement by the other party, or of compliance with any condition or provision of the Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of either party to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

      14. ENTIRE AGREEMENT. The Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

      15. COUNTERPARTS. The Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

      16. ACKNOWLEDGMENT BY EMPLOYEE. Employee represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of the Agreement, that he has read the Agreement and that he understands its terms. Employee acknowledges that, prior to assenting to the terms of the Agreement, he has been given reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's length with Employer as to the contents. Employee and Employer agree that the language used in the Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against either party hereto.

      17.   ASSIGNMENT, SURVIVAL OF AGREEMENT.

            (a) This Agreement is personal to Employee and shall not be assigned.

            (b) Employer may assign the Agreement without the consent of Employee to any other entity who in connection with such assignment acquires all or substantially all of the assets of Employer, or acquires a majority of the voting rights of Employer, or into or with which Employer is merged or consolidated. In the event of a merger, sale, reorganization or other Change in Control (as defined in paragraph 7) of Employer, the Agreement shall be binding upon, and inure to the benefit of, any successor to Employer.

            (c) Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to the Agreement shall survive the termination of Employee's employment with Employer.

      18. NOTICE. All notices and communications required hereunder shall be in writing and shall be deemed to have been given on the day of delivery if personally delivered or sent by facsimile, or two (2) days after mailing if mailed, postage prepaid, certified or registered, return receipt requested, to the following addresses:

IF TO EMPLOYEE:               James J. McNulty
                              6 Kent Road
                              Winnetka, Illinois 60093

WITH A COPY TO:               John Adams
                              Schiff Hardin & Waite
                              233 S. Wacker Drive
                              Chicago, Illinois 60606

IF TO EMPLOYER:               Chicago Mercantile Exchange
                              30 South Wacker Drive
                              Chicago, Illinois  60606
                              ATTENTION: Craig Donohue

WITH A COPY TO                Jerrold E. Salzman
                              Freeman, Freeman & Salzman
                              401 N. Michigan Avenue, Suite 3200
                              Chicago, Illinois 60611

or to such other addresses as the respective parties may hereafter designate.

      19. SEVERABILITY. If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement, and shall not affect the application to any clause, provision or portion hereof to other persons or circumstances.

      20. BENEFIT. The provisions of this Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns and upon and to Employee, his heirs, personal representatives and successors, including without limitation, the estate of Employee and the executors, administrators or trustees of such estate.

      21. RELEVANT LAW: This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without regard to that State's conflict of laws.

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and date first above written.

EMPLOYER:                           EMPLOYEE:

CHICAGO MERCANTILE EXCHANGE,
an Illinois not for profit
corporation

By: /s/ Scott Gordon                     /s/ James J. McNulty
   --------------------------------      -------------------------------
                                         [Name]
Its:
    -------------------------------

                                  SUPPLEMENT A

      As of the date of employment (the "Grant Date"), Employer grants to Employee this Non-Qualified Stock Option ("Option") upon the terms and conditions set forth in this Supplement A. The Option may only be exercised if Employer converts from an Illinois not-for-profit corporation to a for-profit corporation. If Employer does not convert, Employee shall be entitled to appreciation rights in lieu of the Option. The Option rewards Employee for helping to increase the Value of Employer. The Option allows Employee to acquire a basket of up to 2.5% of all classes of the Employer's common stock, as of the date that Employer converts, for an exercise price equal to 2.5% of the Value of the Employer on the Grant Date and to acquire a basket of up to 2.5% of all classes of the Employer's common stock, as of the date that Employer converts, for an exercise price equal to 3.75% of the Value of the Employer on the Grant Date. The number of shares of each class will be computed when the conversion becomes final and a Rider showing the results of such computation will be attached to and become a part of this Agreement. The number of shares and exercise price of a class of common stock subject to the Option shall be adjusted as a result of an equity restructuring to maintain the economic value of the Option. For purposes of this Supplement A, an equity restructuring is a nonreciprocal transaction between the Company and its shareholders, such as a stock dividend, spin-off, stock split, reverse stock split, rights offering, or recapitalization through a special, large nonrecurring dividend that causes the market value per share of the stock underlying the Option to decrease or increase.

      The Option shall be a non-qualified stock option, not granted in accordance with Section 422 of the Internal Revenue Code of 1986, as amended, to purchase an indivisible package including each class of shares issued by the Employer (the "Covered Shares").

1. The Option provides that, upon exercise with respect to the Covered Shares elected by Employee, Employee shall receive shares of Class A common stock, Class B common stock, cash, or a combination thereof, as determined by Employer in its sole discretion (except Employer shall not distribute more class B common stock than the amount included in the indivisible package comprising the Covered Shares elected by Employee), with an aggregate Fair Market Value equal to the Fair Market Value of the Covered Shares to which he would otherwise have been entitled upon exercise.

2. The Options will be divided into two tranches, referred to as Tranche A and Tranche B. Each of Tranche A and Tranche B will include an equal number of the Covered Shares granted hereunder, that is, each tranche shall include a basket equal to 2.5% of each class of Employer's common stock.

3. The exercise price with respect to all of the Covered Shares under Tranche A shall be 2.5% of the Value of Employer on the Grant Date. The exercise price with respect to all of the Covered Shares under Tranche B shall be 3.75% of the Value of Employer on the Grant Date. If fewer than all the Covered Shares in a Tranche are exercised, the exercise price will be proportionately reduced.

4. The "Value of Employer on the Grant Date" shall be equal to the sum of the prices for all memberships, with the price for any category of membership to be determined based on the average price of all actual transactions for that category of membership which took place during the six months prior to the Grant Date.

5. Each Installment of Covered Shares of Tranche A and each installment of Covered Shares of Tranche B shall be exercisable on and after the Vesting Date for such Installment as described in the following schedule (but only if Employee's date of termination with Employer has not occurred before the Vesting Date):


INSTALLMENT                            VESTING DATE APPLICABLE TO
                                       INSTALLMENT
-------------------------------------------------------------------------------

40% of Covered Shares                  One year anniversary of the Grant Date
-------------------------------------------------------------------------------

20% of Covered Shares                  Two year anniversary of the Grant Date
-------------------------------------------------------------------------------
                                       Three year anniversary of the Grant
20% of Covered Shares                  Date
-------------------------------------------------------------------------------

20% of Covered Shares                  Four year anniversary of the Grant Date
-------------------------------------------------------------------------------

6. Notwithstanding the foregoing provisions of paragraph 5, the Option shall become fully vested and exercisable under the following circumstances: (i) the termination of Employee's employment with Employer by reason of the Employee's death or permanent disability pursuant to subparagraph 5(a) of the Agreement, (ii) termination by Employer without Cause pursuant to subparagraph 5(c) of the Agreement, (iii) termination by Employee for Good Reason pursuant to subparagraph 5(d) of the Agreement, and (iv) a Change in Control and termination as defined in paragraph 7(a) of the Agreement.

7. At any time that a portion of the Option is exercisable, Employee may exercise such portion in whole or in part by filing a written notice with Employer accompanied by payment of the exercise price in accordance with Paragraph 13 of this Supplement A.

8. The Option may be exercised on or after Employee's date of termination with Employer only as to those Covered Shares for which it was exercisable immediately prior to Employee's date of termination with Employer, or becomes exercisable on Employee's date of termination with Employer.

9. Upon exercise of the Option, Employer shall distribute to Employee the Covered Shares subject to the exercise, or in lieu of the Covered Shares, shares of Class A common stock, Class B common stock, cash, or a combination thereof, as determined by Employer in its sole discretion (except Employer shall not distribute more class B common stock than the amount included in the indivisible package comprising the Covered Shares elected by Employee). Such payment of cash and/or shares of common stock shall be equal to the aggregate Fair Market Value of the Covered Shares subject to the exercise notice on the date of exercise. The Fair Market Value for the Class A and Class B Stock included in the Covered Shares, as of any date, shall be determined in the following manner:

                  (i) If traded on an established exchange, Fair Market Value shall be the closing prices of such Stock on such exchange as of such date;

                  (ii) If such Stock is not traded on an established exchange as of such date, Fair Market Value shall be the average of the bid and ask prices for such Stock, where quoted for such Stock, as of the applicable date;

                  (iii) If no applicable price is available pursuant to clauses
            (i) or (ii) above, or if, in the mutual opinion of Employer and Employee, either or both of Class A and Class B Stock are thinly traded, an outside expert, mutually selected by Employer and Employee, shall establish the Fair Market Value of either or both.

10. The Option shall not be exercisable after Employer's close of business on the last business day that occurs prior to the Expiration Date. The "Expiration Date" shall be the earlier to occur of: (i) the ten-year anniversary of the Grant Date or (ii) the date on which Employee is notified by Employer of Employee's termination for Cause; or (iii) the applicable date following Employee's death, permanent disability or other termination pursuant to paragraphs 5 or 7 of the Agreement.

11. The Options and all rights thereunder will be non-transferable except with the written consent of the Compensation Committee of the Board.

12. Shares of Class A Stock of Employer distributed pursuant to the exercise of the Option shall be transferable by Employee, subject to Employee being required to hold shares of such Stock, with a Fair Market Value equal to not less than three times Employee's Annual Base Salary, while employed by Employer as its Chief Executive Officer, subject to any applicable legal requirements, and subject to any lockup restrictions specified by Employer's banker.

13. The Option may be exercised by Employee, by a legatee or legatees of the Option under Employee's last will, or by his executors, personal representatives or distributees, by delivering to the Secretary of Employer written notice of the percentage of Covered Shares with respect to which the Option is being exercised, accompanied by full payment to Employer of the exercise price of the Covered Shares being purchased under the Option. The exercise price of the Covered Shares purchased shall be paid in full by any of the following methods, or any combination thereof, selected by Employee, or his legatee or legatees, executors, personal representatives or distributees: (i) in cash, (ii) in Class A Stock valued at its Fair Market Value on the date of exercise, (iii) in Class B Stock valued at its Fair Market Value on the date of exercise, (iv) in cash by a broker-dealer to whom the holder of the Option has submitted an exercise notice consisting of a fully-endorsed Option (in such case, Employer shall pay all brokerage fees in connection with the exercise), (v) by agreeing to surrender a portion of the Option then exercisable, valued at the Fair Market Value of the Covered Shares minus the exercise price for such Covered Shares, or (vi) by directing Employer to withhold such number of shares of Covered Shares otherwise issuable upon exercise of the Option having an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Option. The election by Employee pursuant to the preceding sentence must be made on or prior to the date of exercise of the Option and shall be irrevocable.

14. As soon as reasonably practicable after exercise of the Option, and payment of the exercise price as provided above, Employer shall issue, in the name of Employee (or if applicable his legatees, executors, personal representatives or distributees) stock certificates representing the total number of Covered Shares or shares of common stock issuable pursuant to the exercise of the Option, provided that any Stock purchased by Employee through a broker-dealer shall be delivered to such broker-dealer in accordance with applicable government regulations.

15. If Employer has not demutualized at the date that Employee gives notice of exercise, Employee shall receive appreciation rights in lieu of the Covered Shares to which he would have been entitled. In such case, no payment of the exercise price shall be due from Employee under paragraphs 7 and 13 of this Supplement A, and no distribution shall be made to Employee in accordance with paragraphs 1, 9 and 14 of this Supplement A or otherwise. Instead, Employee shall be entitled to a cash payment equal to the excess of (i) the Fair Market Value (determined in accordance with paragraph 4 as of the date of exercise) of the percentage of Employer that would have been represented by Covered Shares subject to the exercise over
      (ii) the exercise price applicable to the Covered Shares that would have been subject to the exercise notice. The amount of such cash distribution (together with interest at the rate of LIBOR plus one) shall be made in three substantially equal installments on each of the one-year anniversary, the two-year anniversary, and the three-year anniversary of the exercise date.

Rider to Supplement A to Agreement between The Chicago Mercantile Exchange and James J. McNulty dated February 7, 2000:

As required by the Agreement, with the demutualization of the Exchange on November 13, 2000, it is necessary to define the specific number of shares by class and exercise price thereof:

1. The Non-Qualified Stock Option for a basket of up to 2.5% of all classes of common stock with an exercise price of 2.5% of the value of the Employer on the Grant Date (Tranche A), shall be represented by the following number of shares of each class of common stock with the following exercise prices:

                                        EXERCISE
            CLASS/SERIES  NUMBER OF      PRICE
              OF STOCK     SHARES      PER SHARE
              --------     ------      ---------

            CLASS A       646,380.000       $18.47
            SERIES B-1         15.625   177,077.46
            SERIES B-2         20.325   160,389.61
            SERIES B-3         32.175   116,053.34
            SERIES B-4          6.325    20,545.45
            SERIES B-5         53.500       184.70

      For purposes of this presentation it is assumed that each share of Series B-5 stock issued at November 13, 2000 is converted into 10 shares of Class A common stock.

2. The Non-Qualified Stock Option for a basket of up to 2.5% of all classes of common stock with an exercise price of 3.75% of the value of the Employer on the Grant Date (Tranche B), shall be represented by the following number of shares of each class of common stock with the following exercise prices:

                                        EXERCISE
            CLASS/SERIES  NUMBER OF      PRICE
              OF STOCK     SHARES      PER SHARE
              --------     ------      ---------

            CLASS A       646,380.000       $27.71
            SERIES B-1         15.625   265,616.19
            SERIES B-2         20.325   240,584.42
            SERIES B-3         32.175   174,080.01
            SERIES B-4          6.325    30,818.18
            SERIES B-5         53.500       277.10

      For purposes of this presentation it is assumed that each share of Series B-5 stock issued at November 13, 2000, is converted into 10 shares of Class A common stock.

Further, it is agreed that if the option is exercised by the employee in accordance with item 13(iii), the Employer's liability with respect to brokerage fees is limited to $50,000.

      The limitation will be applied on a pro rata basis, if the entire option is not exercised at the same time.

      Accepted By  /s/ James J. McNulty
                 -----------------------------------------------
                   James J. McNulty

      Accepted By  /s/ David G. Gomach
                 -----------------------------------------------
                  On behalf of Chicago Mercantile Exchange Inc.

      Witness  /s/ M. Scott Gordon
               -------------------------------------------------

                                    AMENDMENT

This is the First Amendment to the Employment Agreement (the "Agreement") entered into between James J. McNulty ("Employee") and Chicago Mercantile Exchange Inc. ("Employer"), which became effective on February 7, 2000.

Capitalized terms used but not defined in this First Amendment shall have the meaning set forth in the Agreement.

This Amendment is effective this 28th day of November, 2000. Except as set forth herein, all provisions of the Agreement shall remain unchanged and in full force and effect.

Section 3(c)(i) of the Agreement is hereby amended as follows:

      "(i) The goals for the first calendar year of the Agreement Term have been mutually agreed-upon by the parties, and are attached as EXHIBIT A and are incorporated herein by reference. During the remainder of the Agreement Term, the goals for each coming calendar year shall be determined solely by the Board, and shall be communicated, in writing, to Employee no later than one (1) day prior to the start of each calendar year (i.e. no later than December 31)."

CHICAGO MERCANTILE EXCHANGE INC.              JAMES J. MCNULTY

By: /s/ Verne O. Sedlacek                     By: /s/ James J. McNulty
   ------------------------------------          ------------------------------
Title: Chairman, Compensation Committee         Title: CEO, President
      ---------------------------------               -------------------------

                                    EXHIBIT A

      Pursuant to paragraph 3(c)(i) of the Agreement, Employer and Employee have mutually agreed upon the goals for Employee for the year 2000, which are as follows:

      1. Complete an evaluation of selected alliance partner relationships and the strategic implications of each for the Employer.

      2. Evaluate Clearing 21 capabilities with recommendations for enhancements.

      3. Lead staff effort in the completion of S-4 filing with SEC regarding demutualization.

      4. Complete an evaluation of the current technology, including, without limitation, GLOBEX trade matching engine capabilities, and evaluate alternatives.

      5. Prepare an employee stock option plan that aligns the objectives of employees to those of shareholders.

      6. Complete an analysis of existing senior management team.

      7. Assess the ongoing needs of the Employer with respect to personnel, staffing levels and real estate needs, and possible adjustments thereto.

      8. Assist in the regulatory and legislative processes on matters that affect the Employer.

      9. Establish and maintain strong communications with the Employer's Board of Directors, and endeavor to obtain the Board's cooperation and support in the ongoing planning process.

                                SECOND AMENDMENT

            This is the Second Amendment ("Second Amendment") to the Employment Agreement ("Agreement") entered into between James J. McNulty ("Employee") and Chicago Mercantile Exchange, Inc. ("Employer") which became effective on February 7, 2000.

      1. The Agreement has previously been subject to the following supplements and amendments that have been approved by the parties:

      (a) Pursuant to a resolution of the Employer's Board of Directors dated August 30, 2000, the Board increased Employee's base salary by the amount of $4,036.46 in connection with the purchase of life insurance for Employee. (This document is attached as Annex I, hereto.)

      (b) Pursuant to an Amendment (the "First Amendment") dated November 28, 2000, the parties agreed upon performance goals for Employee and a schedule for the delivery of goals for subsequent years under the Agreement (This document is attached as Annex II, hereto.)

      (c) Pursuant to the provisions of Supplement A to the Agreement, a Rider to the Agreement was to be prepared once the conversion of Employer from an Illinois not-for-profit corporation to a for-profit corporation had taken place. Such Rider was to show the number of shares of each class of Employer's stock that were the subject of the Non-Qualified Stock Option included in the Agreement. According to the terms of the Supplement, such Rider "...will be attached to and become a part of this Agreement." This Rider was prepared in February 2001. (This document is attached as Annex III, hereto. The first two pages of Annex III show the original Rider; the second two pages show updated information following the holding company reorganization.)

      2. Except to the extent otherwise amended expressly below, the Agreement (which includes Supplement A), Annex I, Annex II and Annex III are hereby ratified and confirmed and shall remain in full force and effect.

      3. Capitalized terms used but not defined in this Second Amendment shall have the meaning set forth in the Agreement.

      4. Pursuant to the provisions of Annex II, the Board of Employer was to have delivered in writing the performance goals for Employee for calendar year 2002 on or before December 31, 2001. The 2002 goals were not delivered at that time, although during 2002 Employer, Employee and Employer's outside advisors continued to review various performance goals as well as methods and criteria for measuring whether Employee met or exceeded those goals. A copy of the final 2002 performance goals has been delivered to Employee and Employee waives Employer's failure to deliver these goals in a timely manner. (The 2002 Performance Goals are attached as Annex IV, hereto). Employer has asked Employee to suggest suitable performance goals and related metrics for Employee for 2003. Employer has specified that there should be a minimum of three and a maximum of six such performance goals for 2003 and that one of the goals should involve starting a new business. Employee will deliver that information to Employer in the beginning of December 2002. As provided in Annex II, however, the ultimate obligation to deliver performance goals rests with Employer, and Employer reconfirms its obligation to deliver Employee's performance goals for 2003 prior to December 31, 2002.

      5. Employee and Employer have previously agreed that the Non-Qualified Stock Option should be adjusted in the event Employer declares a significant cash dividend. The last sentence of the first paragraph of Supplement A refers to such an adjustment in general terms, and the following sentence shall be added immediately thereafter.

      "In addition, a large nonrecurring dividend shall be deemed to have been paid (i) in the event that a nonrecurring cash dividend has been paid that is 1.5 or more times the prior calendar year's S&P 500 average dividend yield and (ii) to the extent by which such dividend distribution by Employer in fact exceeds such 1.5 times measure."

      6. Employee and Employer have previously agreed to limit Employer's obligation to pay Employee's brokerage fees upon exercise of the Non-Qualified Stock Option to a payment of not more than $50,000 in fees. (Annex III, bottom of page 1.) From this point forward, Employee agrees to pay all such fees and agrees that Employer shall not be obligated to pay any such fees. Employer agrees that from this point forward it will limit itself to delivering shares of its most widely held form of equity which can be used for payment under the Non-Qualified Stock Option, the shares of Class A common stock, or cash or a combination of the two upon an exercise of the Non-Qualified Stock Option and to relinquish the right to deliver shares of Class B common stock or other common stock upon such exercise. Employee and Employer have also been advised by Employer's outside accountants that the benefits associated with fixing certain expenses under SFAS 123 (as described below in paragraph 8, hereof) will not be available if Employer elects to deliver cash to Employee but may be available (assuming other conditions including those in paragraph 8, below are met) if upon exercise, Employer delivers to Employee solely shares of its widely held equity (Class A common stock). The parties confirm, however, that while it may be expected that Employer will deliver shares of Class A common stock upon an exercise of the Non-Qualified Stock Option in order to secure such benefits, the decision whether to deliver such shares, or cash, or a combination thereof, remains exclusively with Employer. In particular, the parties further confirm that the steps that they are taking and preparing to take in this agreement in the hope and expectation of securing benefits associated with fixing certain expenses under SFAS 123 do not alter Employer's freedom to deliver a permitted form of consideration upon exercise of the Non-Qualified Stock Option as Employer in its sole judgment shall determine, whether or not specific accounting or other benefits to Employer result from its decision.

      7. Paragraph 9 of Supplement A deals with Employer's obligation to deliver cash and/or shares upon the exercise of the Option by Employee and includes a procedure for determining the Fair Market Value for the Class A and Class B Stock included in the Covered Shares as of particular dates. One of the methods for determining such Fair Market Value is used if the shares are traded on an established exchange, one method involves taking the average of bid and ask and one involves the use of an outside expert. In order to establish greater certainty about how Fair Market Value will be determined and in order to conform the contractual terms to the accounting methodology that Employer has used in describing the option and stock grants made to other employees, the parties have agreed to modify Supplement A as follows:

      "Subparagraphs (ii) and (iii) of Paragraph 9 of Supplement A are hereby deleted and in their place the following are inserted:

      '(ii) if such stock is not traded on a national exchange as of such date, Fair Market Value shall be determined using the regular procedures employed by Employer's accounting department in valuing stock grants and in making related determinations, including the use of last sales price for such Stock in the event a sale has occurred within the preceding 15 business days and the use of the average of the bid and ask prices for such Stock, where quoted for such Stock, as of the applicable date if no such sale has occurred within said 15 business days;

      '(iii) If the price of any Class of Stock is not established under subparagraph (i) and if either party certifies that the price that is calculated for such Stock pursuant to subparagraph (ii) is materially inconsistent with such Stock's Fair Market Value, the party so certifying may demand appointment of an independent expert, who shall be mutually selected by Employer and Employee, to establish the Fair Market Value of the Stock in question."

      8. Employer and Employee have discussed a further amendment to the Non-Qualified Stock Option that might permit Employer to fix the expense associated with the Non-Qualified Stock Option under Statement of Financial Accounting Standards ("SFAS") 123. To achieve fixed expense under SFAS 123 would require (a) adoption of the proposed change in the relevant accounting rules by the Financial Accounting Standards Board ("FASB") and (b) Employee's willingness to relinquish his right to have his estate or designated beneficiary receive a cash payment equal to "the excess of the fair market value of the Covered Shares (referred to in Supplement A) subject to exercise over the aggregate exercise price for such Shares" (the "Paragraph 5(a) death benefit").

            In connection with the other agreements reflected herein and in order to provide Employer and its shareholders the benefits that Employer's outside accountants and financial advisors have indicated would be secured by the ability to fix the expense related to the Non-Qualified Stock Option instead of having the expense vary, in the event the proposed change is adopted by FASB, Employer adopts SFAS 123, as amended, and Employer has completed an underwritten public offering (which offering is now contemplated), Employee agrees that (in the event of his death prior to the expiration or other termination of the Non-Qualified Stock Option) his estate or designated beneficiary shall no longer be entitled to receive the Paragraph 5(a) death benefit in cash, provided said estate or designated beneficiary shall instead have the continued right to exercise the Non-Qualified Stock Option in the place of Employee through the end of the term of said Option. (Any unexercised portion of the Non-Qualified Stock Option shall expire at the end of the term of said Option.)

      9. This document is being executed by Employee and by a duly authorized officer of Employer.

Dated: November 13, 2002

                                         Chicago Mercantile Exchange, Inc.

 /s/ James J. McNulty                    /s/ Terrence A. Duffy
-----------------------------------      ------------------------------------
James J. McNulty
                                         Name:
                                              -------------------------------

                                         Title:  Chairman of the Board
                                               ------------------------------

                                                                         ANNEX I

                           CHICAGO MERCANTILE EXCHANGE

                                RESOLUTION OF THE
                               BOARD OF DIRECTORS

            WHEREAS, the Chicago Mercantile Exchange, by and through it Board of Directors, has reviewed the merits of increasing the salary level for its President, James McNulty, thereby permitting him to purchase life insurance for himself;

            WHEREAS, the Board of Directors, by unanimous agreement has determined that such a plan would, among other things, avoid substantial financial loss to the Exchange should Mr. McNulty leave the employment of the Exchange because of dissatisfaction with his life insurance benefits and would further relieve Mr. McNulty of anxiety concerning the financial security of his family in the event of his premature death or upon his retirement;

            WHEREAS, Mr. McNulty has agreed to have such salary increases applied to the purchase of life insurance policies on his life; and has further agreed to advise the insurer that duplicate premium notices and notice of policy cash withdrawals or policy loans will be provided to the Exchange;

            NOW, THEREFORE, BE IT RESOLVED:

            RESOLVED, that in consideration of services rendered in the past and those to be performed in the future, the Exchange hereby agrees to increase the salary base of Mr. McNulty in amount equal to $4,034.46.

                                      /s/ M. Scott Gordon
                                      -----------------------------------
                                      Chairman of the Board of Directors


IN WITNESS WHEREOF, this 30th day of August, 2000.

 /s/ Ann M. Cresce
-----------------------------
Corporate Secretary

                                                                        ANNEX II

                                    AMENDMENT

This is the First Amendment to the Employment Agreement (the "Agreement") entered into between James J. McNulty ("Employee") and Chicago Mercantile Exchange Inc. ("Employer"), which became effective on February 7, 2000.

Capitalized terms used but not defined in this First Amendment shall have the meaning set forth in the Agreement.

This Amendment is effective this 28th day of November, 2000. Except as set forth herein, all provisions of the Agreement shall remain unchanged and in full force and effect.

Section 3(c)(i) of the Agreement is hereby amended as follows:

      "(i) The goals for the first calendar year of the Agreement Term have been mutually agreed-upon by the parties, and are attached as EXHIBIT A and are incorporated herein by reference. During the remainder of the Agreement Term, the goals for each coming calendar year shall be determined solely by the Board, and shall be communicated, in writing, to Employee no later than one (1) day prior to the start of each calendar year (i.e. no later than December 31)."

CHICAGO MERCANTILE EXCHANGE INC.              JAMES J. MCNULTY


By: /s/ Verne O. Sedlacek                     By: /s/ James J. McNulty
   -------------------------------------         ---------------------------
Title: Chairman, Compensation Committee       Title: CEO, President
      ----------------------------------            ------------------------

                                    EXHIBIT A

      Pursuant to paragraph 3(c)(i) of the Agreement, Employer and Employee have mutually agreed upon the goals for Employee for the year 2000, which are as follows:

      1. Complete an evaluation of selected alliance partner relationships and the strategic implications of each for the Employer.

      2. Evaluate Clearing 21 capabilities with recommendations for enhancements.

      3. Lead staff effort in the completion of S-4 filing with SEC regarding demutualization.

      4. Complete an evaluation of the current technology, including, without limitation, GLOBEX trade matching engine capabilities, and evaluate alternatives.

      5. Prepare an employee stock option plan that aligns the objectives of employees to those of shareholders.

      6. Complete an analysis of existing senior management team.

      7. Assess the ongoing needs of the Employer with respect to personnel, staffing levels and real estate needs, and possible adjustments thereto.

      8. Assist in the regulatory and legislative processes on matters that affect the Employer.

      9. Establish and maintain strong communications with the Employer's Board of Directors, and endeavor to obtain the Board's cooperation and support in the ongoing planning process.

                                                                       ANNEX III

Rider to Supplement A to Agreement between The Chicago Mercantile Exchange and James J. McNulty dated February 7, 2000:

As required by the Agreement, with the demutualization of the Exchange on November 13, 2000, it is necessary to define the specific number of shares by class and exercise price thereof:

1. The Non-Qualified Stock Option for a basket of up to 2.5% of all classes of common stock with an exercise price of 2.5% of the value of the Employer on the Grant Date (Tranche A), shall be represented by the following number of shares of each class of common stock with the following exercise prices:

                                        EXERCISE
            CLASS/SERIES  NUMBER OF      PRICE
              OF STOCK     SHARES      PER SHARE
              --------     ------      ---------

            CLASS A       646,380.000       $18.47
            SERIES B-1         15.625   177,077.46
            SERIES B-2         20.325   160,389.61
            SERIES B-3         32.175   116,053.34
            SERIES B-4          6.325    20,545.45
            SERIES B-5         53.500       184.70

      For purposes of this presentation it is assumed that each share of Series B-5 stock issued at November 13, 2000 is converted into 10 shares of Class A common stock.

2. The Non-Qualified Stock Option for a basket of up to 2.5% of all classes of common stock with an exercise price of 3.75% of the value of the Employer on the Grant Date (Tranche B), shall be represented by the following number of shares of each class of common stock with the following exercise prices:

       CLASS/SERIES    NUMBER OF   EXERCISE PRICE
         OF STOCK       SHARES       PER SHARE
         --------       ------       ---------

      CLASS A          646,380.000          $27.71
      SERIES B-1            15.625      265,616.19
      SERIES B-2            20.325      240,584.42
      SERIES B-3            32.175      174,080.01
      SERIES B-4             6.325       30,818.18
      SERIES B-5            53.500          277.10

      For purposes of this presentation it is assumed that each share of Series B-5 stock issued at November 13, 2000, is converted into 10 shares of Class A common stock.

Further, it is agreed that if the option is exercised by the employee in accordance with item 13(iii), the Employer's liability with respect to brokerage fees is limited to $50,000.

      The limitation will be applied on a pro rata basis, if the entire option is not exercised at the same time.

      Accepted By  /s/ James J. McNulty
                 ------------------------------------------------
                  James J. McNulty


      Accepted By /s/ David G. Gomach
                 ------------------------------------------------
                  On behalf of Chicago Mercantile Exchange Inc.

      Witness  /s/ M. Scott Gordon
             ----------------------------------------------------

Rider to Supplement A to Agreement between the Chicago Mercantile Exchange and James J. McNulty dated February 7, 2000:

As required by the Agreement, with the demutualization of the Exchange on November 13, 2000 and the holding company reorganization on December 3, 2001, it is necessary to define the specific number of shares by class and exercise price thereof:

1. The Non-Qualified Stock Option for a basket of up to 2.5% of all classes of common stock with an exercise price of 2.5% of the value of the Employer on the Grant Date (Tranche A), shall be represented by the following number of shares of each class of common stock with the following exercise prices:

          CLASS       NUMBER OF   EXERCISE PRICE        TOTAL
        OF STOCK       SHARES       PER SHARE       EXERCISE PRICE
        --------       ------       ---------       --------------
      CLASS A         719,289.075          $18.47       $13,285,269
      CLASS B-1            15.625      143,849.93         2,247,655
      CLASS B-2            20.325      138,244.08         2,809,811
      CLASS B-3            32.175      104,989.81         3,378,047
      CLASS B-4            10.300       18,716.92           192,784
                                                    ---------------
                                         SUBTOTAL       $21,913,566
                                       ADJUSTMENT          (73,019)
                                                    ---------------
                                      TOTAL PRICE       $21,840,547

      These individual exercise prices were determined assuming that the Series B-5 stock of Chicago Mercantile Exchange Inc. that existed prior to April 2001 would all be converted to Class A common stock. In actuality, some of the Series B-5 stock was converted to Series B-4 common stock. As a result, the sum of the individual exercise prices by class of stock is greater than the total exercise for Tranche A and this sum must be reduced by $73,019 as indicated above to arrive at the total exercise price for Tranche A of $21,840,547.

2. The Non-Qualified Stock Option for a basket of up to 2.5% of all classes of common stock with an exercise price of 3.75% of the value of the Employer on the Grant Date (Tranche B), shall be represented by the following number of shares of each class of common stock with the following exercise prices:

      CLASS/SERIES    NUMBER OF   EXERCISE PRICE        TOTAL
        OF STOCK       SHARES       PER SHARE       EXERCISE PRICE
        --------       ------       ---------       --------------

      CLASS A         719,289.075          $27.71       $19,931,500
      CLASS B-1            15.625      215,774.90         3,371,483
      CLASS B-2            20.325      207,366.12         4,214,716
      CLASS B-3            32.175      157,484.72         5,067,071
      CLASS B-4            10.300       28,075.38           289,176
                                                    ---------------
                                         SUBTOTAL       $32,873,947
                                       ADJUSTMENT         (113,164)
                                                    ---------------
                                      TOTAL PRICE       $32,760,783

These individual exercise prices were determined assuming that the Series B-5 stock of Chicago Mercantile Exchange Inc. that existed prior to April 2001 was all converted to Class

A common stock. In actuality, some of the Series B-5 stock was converted to Series B-4 common stock. As a result, the sum of the individual exercise prices by class of stock is greater than the total exercise for Tranche A and this sum must be reduced by $113,164 as indicated above to arrive at the total exercise price for Tranche A of $32,760,783.

                                                                        ANNEX IV

                           PERFORMANCE GOALS FOR 2002

ECONOMIC

1.    Deliver Against Financial Forecasts
2.    Raise New Capital Through Successful IPO
3.    Roll-out and Support New Products
4.    Formalize New Product Process
5.    Maintain World-Class Trading Floor
6.    Protect Eurodollar Franchise

STRATEGIC

7.    Improve Scalability and Performance of Technology Platform
8.    Improve Customer Service Levels and Relationships
9.    Improve and Harden Core Elements of CME Operations, Technology and
      Clearing
10.   Create a Mergers, Acquisitions and Alliance Plan

LEADERSHIP

11.   Establish CME as a "Talent Advantaged" Organization
12.   Continue to Adjust to Public Company Practices and Processes
13.   Effectively Lead the Management Team
14.   Share Vision and Effectively Communicate Strategy with Board of Directors